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FOR IMMEDIATE RELEASE



INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731


                           CHAMPION ENTERPRISES, INC.
                         ANNOUNCES AGREEMENT TO ACQUIRE
                            CIT MANUFACTURED HOUSING
                            LOAN ORIGINATION BUSINESS

               PRIVATE PLACEMENT OF PREFERRED STOCK ALSO ANNOUNCED

                          CONFERENCE CALL SCHEDULED FOR
               11:00 A.M. EASTERN TIME ON THURSDAY, APRIL 4, 2002
                          CALL-IN NUMBER (973) 321-1020
                          REPLAY NUMBER (973) 341-3080

         AUBURN HILLS, MICH., APRIL 3, 2002--CHAMPION ENTERPRISES, INC. (NYSE:
CHB), the nation's leading housing manufacturer, today announced that it has entered into an agreement to acquire CIT Group Inc.'s manufactured housing loan origination business for approximately $5 million. The transaction is expected to close in mid-April. Champion also announced that it has completed the private placement of $25 million of convertible preferred stock with Fletcher International, Ltd. In addition, the company stated that it expects to be a party to a $150 million warehouse facility to support the finance company's future operations.

         CIT, with over 50 years in the manufactured housing lending and servicing business, has some of the most technologically advanced systems in the industry and receives almost all of its loan applications from retailers via the Internet. The senior management team that will now be employed by Champion averages 20 years of lending experience. In 2001, CIT originated $685 million in manufactured housing loans while maintaining the industry's highest credit quality among the national lenders.




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CHB/ 2

         Champion Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "We're excited about these transactions, which are important to our short and long-term strategic objectives. By acquiring CIT's manufactured housing lending operations, we benefit by quickly and effectively entering the chattel, or home-only, finance business with the experience, systems and processes of a strong origination platform without buying an existing portfolio. We will be using the name of HomePride Finance Corp. to move forward quickly by taking advantage of existing state licenses and registrations. HomePride will provide chattel financing for customers at our company-owned stores and select independent retailers, which will mitigate the effects of the recent contraction in industry chattel financing.

         "We still see the shift to real estate mortgages as positive for the industry, but estimate that chattel financing will remain at least 30% of manufactured housing financing, particularly for homes going into land-lease communities. New home chattel loans currently being written are very profitable and Champion plans to share in the attractive spreads now being realized without exposure to potential losses on previous loans. In addition, our strategy includes strongly aligning company-owned retail stores' operations with the performance of loans originated. We believe this strategy, which has been proven in the industry, is fundamental to attaining performing loans," Young continued.

         For the first quarter ending March 30, 2002, the company stated that it continues to anticipate that consolidated net sales will be in the range of $305 million to $315 million and expects a loss in the range of $0.23 to $0.27 per diluted share. For the first quarter of 2002, EBITDA is estimated to be in the range of negative $5.8 million to negative $9.0 million, which will compare to negative $15.8 million in the first quarter of 2001. For the twelve month period ending March 30, 2002, net sales are projected to be in the range of $1,527 million to $1,537 million and EBITDA in the range of $42.1 million to $45.3 million. EBITDA for the year ended December 29, 2001 was $35.3 million. EBITDA consists of net income or loss before interest, income taxes, depreciation, amortization and non-recurring items.

         The convertible preferred stock has a seven-year term, a 5% annual dividend and an initial conversion price of $9.63 per share for common stock during the first 15 months. Fifteen months after issuance the conversion price will be adjusted to 115% of the common stock's market value, subject to certain limitations, and the preferred stock is redeemable by Fletcher 24 months after the date of the agreement. Fletcher can purchase an additional $10 million of preferred stock on the same terms by June 24, 2002. In connection with this transaction, Fletcher received warrant rights for approximately 1.1 million shares of common stock at $12.04 per share, subject to certain adjustments. The warrant may only be exercised on a net basis, which minimizes dilution. Fletcher also agreed to convert or redeem the $20 million of preferred stock issued in July 2001 no later than March 29, 2004 and Champion allowed the redemption period to begin at the date of closing. At today's conversion and redemption prices, these transactions would result in potential additional share dilution of approximately 8.8%.



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CHB/ 3

         "We are excited that these capital structure transactions enhance our liquidity and allow us to enter a new platform for growth that complements our existing operations. We are particularly pleased that Fletcher, one of our largest investors, so quickly and strongly supported our entry into this business. This year our finance company, which will account for its structured securitizations using the portfolio method, is expected to report a loss. As a result, Champion expects to be at break even for 2002 including the cost of the additional debt. In future years we expect our finance company to be profitable and our manufacturing and retail operations to realize the benefits of having our own finance platform," Young concluded.

About Champion

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 47 homebuilding facilities and 214 retail locations. Champion's homes are also sold by more than 1,000 independent retail locations that have joined either the Champion Home Center or the Alliance of Champions retail distribution networks. Approximately 400 builders and developers also sell Champion built homes. The conference call and replay will be available via the company's website, www.championhomes.net. Please also view this website for additional information about Champion.

About CIT

         The CIT family of companies are subsidiaries of Tyco International Ltd. (NYSE: TYC, LSE: TYI, BSX: TYC). CIT is a leading, global source of financing and leasing capital and an advisor for companies in more than 30 industries. Managing $50 billion in assets across a diversified portfolio, CIT is the trusted financial engine empowering many of today's industry leaders and emerging businesses, offering vendor, equipment, commercial, factoring, consumer and structured financing capabilities. Founded in 1908, CIT operates extensively in the United States and Canada with strategic locations in Europe, Latin and South America, and the Pacific Rim.

About Fletcher

         Fletcher International, Ltd. and other affiliates of New York investment firm Fletcher Asset Management, Inc. make direct investments in a wide range of established and growing public companies in a variety of industries. More information about Fletcher International, Ltd. and Fletcher Asset Management, Inc. may be found on their website, www.fletcher.com.



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CHB/4

         This news release contains certain statements, including projected closing dates of the CIT and warehouse line transactions, statements of strategic objectives, our speed and impact of entry into the consumer finance business, the percentage of chattel finance of manufactured housing finance, profitability of consumer finance, our plans to align the interests of our lending and retail activities with the goal of attaining performing loans, our estimates of sales, profit, loss, and EBITDA and our estimates of dilution from these transactions, that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.





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